Exhibit (a)(1)(E)

Offer to Purchase for Cash

Up to 750,000 Class A Units

of

ML MACADAMIA ORCHARDS, L.P.

at

$2.20 Net Per Class A Unit

by

CRESCENT RIVER AGRICULTURE LLC

a wholly owned subsidiary of

CRESCENT RIVER LLC

a company owned by Farhad Fred Ebrahimi

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 12, 2009, UNLESS THE OFFER IS EXTENDED.

October 7, 2009

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated October 7, 2009 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”), which together, as they may be amended or supplemented from time to time, constitute the “Offer,” relating to the Offer by Crescent River Agriculture LLC, a Colorado limited liability company (the “Purchaser”), to purchase up to 750,000 Class A Units of ML Macadamia Orchards, L.P., a Delaware publicly traded limited partnership (“ML Macadamia”), for $2.20 per Class A Unit, net to the seller in cash, without interest and less any applicable withholding taxes, on the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. The Purchaser is wholly owned by Crescent River LLC, a Wyoming limited liability company, which is wholly owned by Farhad Fred Ebrahimi.

We are the holder of record of Class A Units held by us for your account. A tender of those Class A Units can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender Class A Units held by us for your account.

We request instructions as to whether you wish to tender any or all of the Class A Units held by us for your account pursuant to the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.            The Offer price is $2.20 per Class A Unit, net to the seller in cash, without interest and less any applicable withholding taxes.

2.            The Offer is being made for 750,000 Class A Units. If more than 750,000 Class A Units are tendered, Purchaser may determine to purchase additional Class A Units or it will purchase 750,000 Class A Units on a pro-rata basis. See Section 1 – “Terms of the Offer; Proration,” of the Offer to Purchase for more information.

3.            The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Thursday, November 12, 2009 (or such later time and date, if extended by the Purchaser).

4.            The Offer is not conditioned upon receipt of financing or upon any minimum number of Class A Units being tendered. The Offer is subject to certain other conditions described in Section 12 – “Conditions to the Offer” of the Offer to Purchase.

5.            Tendering unitholders who are registered holders or who tender their Class A Units directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions, solicitation fees, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Class A Units by Purchaser pursuant to the Offer.

6.            On October 1, 2009, the most recent practicable date before printing this document, the last reported sales price of the Class A Units on the OTC was $2.05 per unit. We urge you to obtain current market quotations for the Class A Units before deciding whether to tender your Class A Units in the Offer.

7.            The board of directors of the general partner of ML Macadamia is required by law to communicate its views regarding the offer in a Schedule 14D-9 to be filed with the Securities and Exchange Commission within ten business days from the date the Offer is commenced. Unitholders are urged to read the Schedule 14D-9 carefully and in its entirety when it becomes available.

If you wish to have us tender any of or all the Class A Units held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Class A Units, all such Class A Units will be tendered unless you otherwise specify below. Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Class A Units in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE

UP TO 750,000 CLASS A UNITS OF

ML MACADAMIA ORCHARDS, L.P.

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated October 7, 2009 (the “Offer to Purchase”), and a letter of transmittal (the “Letter of Transmittal”), which together, as they may be amended or supplemented from time to time, constitute the “Offer”, relating to the Offer by Crescent River Agriculture LLC, a Colorado limited liability company (the “Purchaser”), to purchase up to 750,000 Class A Units of ML Macadamia Orchards, L.P., for $2.20 per Class A Unit, net to the seller in cash, without interest and less any applicable withholding taxes, on the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

This will instruct you to tender the number of Class A Units indicated below held by you for the account of the undersigned (or, if no amount is indicated below, all the Class A Units held by you for the account of the undersigned) on the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Number of Class A Units*: * Unless otherwise indicated, it will be assumed that all Class A Units held by us for your account are to be tendered.

PLEASE SIGN HERE:
(Signatures of Unitholder(s))
Name(s):
(Please Type or Print)

Address:
(Including Zip Code)

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Dated: , 2009

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